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Memory Pharmaceuticals Earns Milestone Payment for Phase 2a Trial of MEM 1003 in Bipolar Disorder

MONTVALE, N.J., November 20, 2006/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it had earned a milestone payment of $960,000 from the Stanley Medical Research Institute (SMRI) related to the ongoing Phase 2a trial of MEM 1003 in patients with acute mania in bipolar disorder. This first milestone payment under the agreement was triggered by a set of criteria, pre-defined by SMRI, regarding progress of the trial.

“We are pleased to have earned our first milestone payment from SMRI, and we are particularly pleased by enrollment in this trial to date,” said Stephen R. Murray, M.D., Ph.D., Vice President of Clinical Development. “As we announced recently, we have increased the number of subjects in the trial from 60 to 80 to improve the power of the trial to detect the effect of MEM 1003 on the mood swings characterized by this disorder. We continue to look forward to completing this trial in the near future.”

The multicenter, double-blind, randomized, placebo-controlled study is evaluating the safety and efficacy of MEM 1003 for the treatment of acute mania in bipolar disorder. Subjects are being randomized to receive MEM 1003 or placebo for a 21-day treatment period, which will be followed by an optional open-label four-week treatment period. Subjects in the MEM 1003 group are receiving 60 mg of MEM 1003 twice a day, with up to two dose escalations, from 60 to 120 mg twice a day on the second day of treatment and from 120 to 180 mg twice a day on the third day of treatment. The primary outcome measure of the trial is the change in the Young Mania Rating Scale (YMRS) at 21 days.

Under the terms of the agreement with SMRI, Memory Pharmaceuticals could receive up to $3.2 million from SMRI to fund its Phase 2a clinical trial of MEM 1003 in bipolar disorder. In December 2005, SMRI purchased newly issued shares of the Company’s common stock, constituting $960,000 of the funding to Memory Pharmaceuticals under the agreement. After the $960,000 milestone announced today, Memory Pharmaceuticals is eligible to receive up to an additional $1.28 million of funding from SMRI upon the achievement of further milestones related to this Phase 2a trial. All of the milestone payments will be repayable to SMRI in the form of royalties, up to a specified maximum amount, on any future sales of MEM 1003 for the treatment of bipolar disorder or schizophrenia.

MEM 1003 is a neuronal L-type calcium channel modulator that Memory Pharmaceuticals is developing for the treatment of Alzheimer’s disease and bipolar disorder. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, which may correct or prevent the severe mood swings that characterize bipolar disorder.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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